Exhibit 12.2

PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(1,000's)
Line				Year Ended December 31,
No.		12/31/06	12/31/05	12/31/04	12/31/03	12/31/02	12/31/01
	Fixed charges, as defined by the Securities and Exchange
	Commission:

1	Interest on Long-term Debt	$95,301	$75,736	$46,702	$59,429	$56,409	$62,716
2	Amortization of Debt Premium, Discount and Expenses	4,417	3,642	2,697	2,838	2,302	2,346
3	Other Interest	45,811	14,299	2,319	5,423	2,859	(42)
4	Estimated Interest Factor of Lease Rental Charges	19,714	20,643	19,617	20,452	23,233	22,856

5	Total Fixed Charges	165,243	114,320	71,335	88,142	84,803	87,876
6	Preferred dividend requirements	528	2,868	572	586	586	586
7	Total Fixed Charges and Preferred dividend
	requirements	$165,771	$117,188	$71,907	$88,728	$85,389	$88,462

	Earnings, as defined by the Securities and Exchange
	Commission:

8	Consolidated Net Earnings from Continuing Operations	$121,346	$69,725	$86,962	$57,842	$62,976	$149,137
9	Income Taxes	63,970	32,861	49,247	27,889	33,032	81,063
10	Add Fixed Charges as Above	165,243	114,320	71,335	88,142	84,803	87,876

11	Earnings Availabe for Fixed Charges	$350,559	$216,906	$207,544	$173,873	$180,811	$318,076

12	Ratio for Earnings to Fixed Charges	2.11	1.85	2.89	1.96	2.12	3.60